Exhibit A

[FORM OF AMENDED AND RESTATED SELLING AGENCY AGREEMENT]

UNITED MEXICAN STATES

$40,000,000,000

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

AMENDED AND RESTATED SELLING AGENCY AGREEMENT

November [ ], 2003
New York, New York

To the Persons Listed on Annex I Hereto

Ladies and Gentlemen:

The United Mexican States (“Mexico”), confirms its agreement with each of you with respect to the issue and sale by Mexico of up to $40,000,000,000 (or its equivalent in other currencies or currency units) aggregate principal amount (or aggregate initial offering price, as the case may be) of its Global Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the “Notes”). As of November [  ], 2003, of such $40,000,000,000, Notes with an aggregate principal amount of $16,946,095,200 have been issued and sold in the United States and Notes with an aggregate principal amount (or aggregate initial offering price, as the case may be) equal or equivalent to $12,885,524,553 have been sold outside the United States. From and after the date hereof, Notes with an aggregate principal amount (or aggregate initial offering price, as the case may be) not to exceed $10,168,380,247 (or its equivalent in other currencies or currency units) may be issued and sold hereunder, and $6,579,164,415 of such amount of Notes may be issued and sold in the United States. The Notes will be issued under a fiscal agency agreement dated as of September 1, 1992, as amended (the “Fiscal Agency Agreement”) between Mexico and Citibank, N.A., as fiscal agent (the “Fiscal Agent”) and the authorization certificate of Mexico pursuant to Section 1(b) thereto dated November [  ], 2003 (the “Authorization”). Unless otherwise specifically provided for and set forth in a Pricing Supplement (as defined below), the Notes denominated and payable in U.S. dollars will be issued in denominations of $1,000 and integral multiples of $1,000. The authorized denominations of Notes denominated in currencies (including composite currencies) other than U.S. dollars will be set forth in an applicable Pricing Supplement. The Notes may be issued in registered or bearer form. The Notes will have the interest rates, maturities and, if applicable, other terms set forth in the applicable Pricing Supplement. The Notes will be issued, and the terms thereof established, in accordance with the Fiscal Agency Agreement, the Authorization and any Terms Agreement (as defined in Section 2(b)). For the purposes of this Agreement, the term “Agent” shall refer to any of you acting solely in the capacity as agent for Mexico pursuant to Section 2(a) and not as principal (collectively, the “Agents”); the term “Purchaser” shall refer to one of you acting solely as principal pursuant to Section 2(b) and not as agent; and the term “you” shall refer to you collectively whether at any time any of you is acting in both such capacities or in either such capacity. In acting under this Agreement, in whatever capacity, each of you is acting individually and not jointly, unless otherwise specified in the applicable Terms Agreement.

All references in this Agreement to principal, premium and interest in respect of the Notes shall, unless the context otherwise requires, be deemed to include all additional amounts, if any, payable in respect thereof as a result of any withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Mexico or any political subdivision or any taxing authority in Mexico as set forth in the Notes.

1.     Representations and Warranties. Mexico represents and warrants to, and agrees with, you as set forth below in this Section 1. Certain terms used in this Section 1 are defined in paragraph (k) hereof.

 (a)     Mexico meets the requirements for use of Schedule B under the Securities Act of 1933, as amended (the “Act”), is a seasoned foreign government within the meaning of Commission Release No. 33-6424 and has filed with the Securities and Exchange Commission (the “Commission”) registration statements on such Schedule (File Nos. 333-101643 and 333-[        ]), including a basic prospectus, which have become effective for the registration under the Act of $6,579,164,415 (or its equivalent in other currencies or currency units) aggregate principal amount (or aggregate initial offering price, as the case may be) of debt securities or warrants (the “Securities”), including the Notes. Such registration statements meet the requirements set forth in Commission Release No. 33-6424 and comply in all other material respects with such Release. Mexico has included in such registration statements, or has filed or will file with the Commission pursuant to the applicable paragraph of Rule 424(b) under the Act, a supplement to the prospectus included in such registration statements relating to the Notes and the plan of distribution thereof (the “Prospectus Supplement”). In connection with the sale of Notes in the United States, Mexico proposes to file with the Commission pursuant to the applicable paragraph of Rule 424(b) under the Act further supplements to the Prospectus Supplement (each, a “Pricing Supplement”) specifying the principal amount, interest rates, maturity dates and, if appropriate, other terms of such Notes sold pursuant hereto or the offering thereof.

(b)     As of the Execution Date, on the Effective Date, when any supplement to the Prospectus is filed with the Commission, as of the date of a Terms Agreement and at the date of delivery by Mexico of any Notes sold hereunder (a “Closing Date”), (i) the Registration Statement, as amended as of any such time, and the Prospectus, as supplemented as of any such time, will comply in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the respective rules thereunder; (ii) the Registration Statement, as amended as of any such time, did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (iii) the Prospectus, as supplemented as of any such time, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Mexico makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to Mexico by any of you specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

(c)     Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, except as set forth in or contemplated by the Registration Statement and the Prospectus, there has not been any material adverse change in or affecting the financial, economic, political or other condition of Mexico.

(d)     All necessary action by or on behalf of Mexico has been taken or will have been taken prior to the Closing Date, and prior to such date any necessary approvals or consents required under the laws of Mexico will have been duly obtained, and on such date will be in full force and effect, for the authorization, execution and delivery of this Agreement, the Fiscal Agency Agreement, the Authorization and any Terms Agreement and for the issuance and sale of Notes by Mexico under this Agreement including, withoutlimitation, the Presidential Decree permitting issuances of Notes and the delegation of authority (the “Delegation of Authority”) issued by the Secretary of Finance and Public Credit.

(e)     The Notes have been duly authorized and, when executed and authenticated in accordance with the Fiscal Agency Agreement and delivered to and paid for by the purchasers thereof against payment therefor in accordance with the terms hereof, will be entitled to the benefits of the Fiscal Agency Agreement and will constitute valid and legally binding, direct, general and unconditional External Indebtedness of Mexico (as defined below) enforceable in accordance with their terms. The full faith and credit of Mexico has been pledged for the due and punctual payment of principal of, interest on, and premium, if any, on the Notes, and the Notes will rank pari passu, without any preference among themselves with all other unsecured and unsubordinated obligations of Mexico, present and future, relating to External Indebtedness; and the Notes and the Fiscal Agency Agreement will conform to the descriptions thereof in the Prospectus. For purposes of this paragraph (e), “External Indebtedness” means any Indebtedness which is payable by its terms or at the option of its holder in any currency other than the currency of Mexico (other than any such indebtedness that is originally issued or incurred within Mexico) and “Indebtedness” means all unsecured and unsubordinated obligations of Mexico in respect of moneys borrowed by Mexico and guarantees of Mexico in respect of moneys borrowed by others.

(f)     Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which Mexico is a party or of which any of its properties is the subject which, if determined adversely to Mexico, would individually or in the aggregate have a material adverse effect on Mexico’s ability to perform its obligations under the Notes, this Agreement, the Fiscal Agency Agreement, the Authorization or any Terms Agreement; and, to the best of Mexico’s knowledge, no such proceedings have been threatened.

(g)     Mexico is not in default in the payment of principal, interest or any other amounts owing on any obligation in respect of indebtedness for money borrowed and Mexico has not received any notice of default (other than with respect to any failure to deliver periodically economic or financial information pursuant to agreements relating to Mexico’s indebtedness) or acceleration with respect to any obligation in respect of indebtedness for money borrowed; and the issuance and sale of the Notes and the compliance by Mexico with all of the provisions of the Notes, the Fiscal Agency Agreement, the Authorization and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any treaty, convention, material agreement or material instrument to which Mexico is a party or by which it is bound and will not result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of Mexico under any such agreement or instrument and will not infringe any law or regulation of Mexico.

(h)     There is no tax, levy, deduction, charge or withholding imposed by Mexico or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement, the Authorization or any Terms Agreement or (ii) on any payment to be made by Mexico hereunder or any payment of principal, interest or additional amounts, if any, under any Note, provided that such Note is held by an individual who is not a resident of Mexico or by a non-Mexican corporation directly and not through a permanent establishment thereof in Mexico.

(i)     The issuance of Notes by Mexico hereunder and under the Fiscal Agency Agreement and the Authorization complies with, and is within the limits set forth in, Mexico’s Federal Revenue Law for the Fiscal Year 2003.

(j)     The use given by Mexico to the proceeds of any issue of Notes would not impair Mexico’s obligations thereunder.

(k)     The terms which follow, when used in this Agreement, shall have the meanings indicated. The term “Effective Date” shall mean each date that the Registration Statement and any post-effective amendment or amendments thereto became or become effective and each date after the date hereof on which a document incorporated by reference in the Registration Statement is filed. “Execution Date” shall mean the date that this Agreement is executed and delivered by the parties hereto. “Basic Prospectus” shall mean the form of basic prospectus relating to the Securities contained in the registration statement under Schedule B, File No. 333-[  ] as amended at the effective date thereof. “Prospectus” shall mean the Basic Prospectus as supplemented by the Prospectus Supplement. “Registration Statement” shall mean the registration statements referred to in paragraph (a) above, including incorporated documents, exhibits and financial statements, as amended, and, with respect to the registration statement under Schedule B, File No. 333-101643, shall include the Basic Prospectus and Prospectus Supplement relating thereto filed pursuant to Rule 424 with the registration statement on Schedule B, File No. 333-[  ]. “Rule 424” refers to such rule under the Act. Any reference herein to the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, which were filed under the Exchange Act on or before the Effective Date of Registration Statement No. 333-[  ] or the issue date of the Basic Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Basic Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference. If, after the Execution Date, Mexico shall file with the Commission a new registration statement on Schedule B containing a base prospectus relating to Securities of Mexico and a Prospectus Supplement relating to the Notes, which base prospectus and prospectus supplement also relate to the Securities registered under registration statement no. 333-[  ], then from and after the date of such filing all references herein to the “Registration Statement” shall be deemed to refer to and include such new registration statement and all references herein to the “Basic Prospectus” and “Prospectus Supplement” shall be deemed to refer to and include the basic prospectus and prospectus supplement included in such new registration statement. All references herein to “$” or “dollars” shall be to U.S. dollars.

2.     Appointment of Agents; Solicitation by the Agents of Offers to Purchase; Sales of Notes to a Purchaser. (a) Subject to the terms and conditions set forth herein, Mexico hereby authorizes each of the Agents to act as its agent to solicit offers for the purchase of all or part of the Notes from Mexico.

On the basis of the representations and warranties and subject to the terms and conditions set forth herein, each of the Agents agrees, as agent of Mexico, to use its reasonable best efforts to solicit offers to purchase the Notes from Mexico upon the terms and conditions set forth in the Prospectus (and any supplement thereto). Each Agent shall make reasonable best efforts to assist Mexico in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by such Agent and accepted by Mexico, but such Agent shall not, except as otherwise provided in this Agreement, be obligated to disclose the identity of any purchaser or have any liability to Mexico in the event any such purchase is not consummated for any reason. Except as provided in Section 2(b), under no circumstances will any Agent be obligated to purchase any Notes for its own account. It is understood and agreed, however, that any Agent may purchase Notes as principal pursuant to Section 2(b).

Mexico reserves the right, in its sole discretion, to instruct the Agents to suspend at any time, for any period of time or permanently, the solicitation of offers to purchase Notes. Upon receipt of instructions from Mexico, the Agents will forthwith suspend solicitation of offers to purchase Notes from Mexico until such time as Mexico has advised them that such solicitation may be resumed.

Mexico agrees to pay each Agent a commission on the Closing Date with respect to each sale of Notes by Mexico as a result of a solicitation made by such Agent in an amount agreed upon by Mexico and the applicable Agent at the time of the applicable sale.

Subject to the provisions of this Section, offers for the purchase of Notes may be solicited by an Agent as agent for Mexico at such time and in such amounts as such Agent deems advisable. Mexico reserves the right to (i) solicit and accept offers to purchase and to sell Notes directly to purchasers on its own behalf and (ii) to appoint one or more brokers or dealers other than the Agents to act as agents to solicit offers for the purchase of Notes (or to purchase the Notes as principal as described in paragraph (b) below) (“Additional Agents”); provided, however, that (a) each such Additional Agent shall become a party to this Agreement (and thereafter the term “Agent” as used herein shall mean the Agents and such Additional Agents (other than Additional Agents appointed for purposes of a particular issue of Notes)) and (b) the Agents are given notice of such appointment. Any Additional Agent appointed pursuant to this Section 2 shall execute and deliver to Mexico an instrument accepting such appointment hereunder and without any further act, deed or conveyance, shall become vested with all authority, right, powers, immunities, duties and obligations with like effect as if originally named as a party to this Agreement. Any such appointment of an Additional Agent may be limited to a particular issue of Notes. In the case of any sale not resulting from a solicitation made by any Agent, no commission shall be payable to any Agent.

(b)     Subject to the terms and conditions stated herein, whenever Mexico and any of you determines that Mexico shall sell Notes directly to any of you (or to any other broker or dealer) as principal, each such sale of Notes shall be made in accordance with the terms of this Agreement and a supplemental agreement relating to such sale. Each such supplemental agreement (which shall be in writing and signed by an official named in a certificate of delegation of authority) is herein referred to as a “Terms Agreement.” Unless the context otherwise requires, each reference contained herein to “this Agreement” shall be deemed to include any applicable Terms Agreement between Mexico and a Purchaser and express mention of Terms Agreements in any provisions hereof shall not be construed as excluding Terms Agreements in those provisions hereof where such express mention is not made. Each Terms Agreement shall describe the Notes to be purchased by the Purchaser pursuant thereto and shall specify the aggregate principal amount of such Notes, the price to be paid to Mexico for such Notes, the maturity date of such Notes, the rate at which interest will be paid on such Notes, the dates on which interest will be paid on such Notes and the record date with respect to each such payment of interest, the Closing Date for the purchase of such Notes, the place of delivery of the Notes and payment therefor, the method of payment and any additional requirements for the delivery of opinions of counsel, certificates from Mexico or its officers as described in Section 6(b). Any such Terms Agreement may also specify the period of time referred to in Section 4(r). Each written Terms Agreement shall be substantially in the form attached hereto as Exhibit A. The Purchaser’s commitment to purchase Notes shall be deemed to have been made on the basis of the representations and warranties of Mexico herein contained and shall be subject to the terms and conditions herein set forth.

Delivery of the certificates for Notes sold to the Purchaser pursuant to a Terms Agreement shall be made not later than the Closing Date agreed to in such Terms Agreement, against payment of immediately available funds (or such other consideration as is agreed between Mexico and such Purchaser) to the account specified by Mexico in the net amount due to Mexico for such Notes.

Any Note sold to a Purchaser (i) shall be purchased by such Purchaser at a percentage of the principal amount thereof specified in the Terms Agreement less a percentage equal to the commission specified in the Terms Agreement and (ii) may be resold by such Purchaser at varying prices from time to time or, if set forth in the applicable Terms Agreement and Pricing Supplement, at a fixed public offering price. In connection with any resale of Notes purchased, a Purchaser may use a selling or dealer group and may reallow to any broker or dealer any portion of the discount or commission payable pursuant hereto.

3.     Offering and Sale of Notes. (a) Each Agent severally represents to and agrees with Mexico that it has not offered or sold, and will not offer or sell, any Notes constituting part of its allotment of Notes to be offered and sold outside the United States (“Non-U.S. Offerings”) within the United States except in accordance with Rule 903 of Regulation S under the Act and that, accordingly, neither such Agent nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to Notes being offered or to be offered and sold in Non-U.S. Offerings. Terms used in this paragraph have the meanings given to them by Regulation S under the Act.

(b)      Each Agent severally represents, warrants and agrees that: (i) in relation to any Notes which must be redeemed before the first anniversary of the date of their issue, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by Mexico; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.

(c)      Each Agent severally represents to and agrees with Mexico that it will not offer or sell any Notes directly or indirectly in Japan or to residents of Japan or for the benefit of any Japanese person (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except under circumstances which will result in compliance with the Securities and Exchange Law of Japan and any other applicable Japanese laws and regulations as in effect from time to time. Each Agent severally agrees to provide to Mexico any necessary information, excluding the names of clients, on Notes denominated in Japanese yen so that Mexico can make any required reports to the Ministry of Finance and other Japanese authorities.

(d)      Each Agent severally represents to and agrees with Mexico that it will not offer, sell or publicly promote or advertise the Notes other than in compliance with the German Securities Sales Prospectus Act of December 13, 1990, as amended, or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

(e)      Each Agent severally represents to and agrees with Mexico that, in connection with any initial distribution of Notes, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Basic Prospectus, the Prospectus Supplement or any other offering materials relating to the Notes or use such materials in connection with any offer for subscription of the notes to the public in France.

(f)      Each Agent severally represents to and agrees with Mexico that it has complied and will comply with all applicable provisions of Swiss law, including the regulations of the Swiss National Bank with respect to the offer and sale of Notes denominated in Swiss francs or carrying a Swiss franc-related element.

(g)      Each Agent severally represents to and agrees with Mexico that it has not offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in the Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

(h)      In addition to the provisions of paragraphs (a) through (g) of this Section 3, each Agent severally represents to and agrees with Mexico that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute any Registration Statement, the Basic Prospectus, Prospectus Supplement or any Pricing Supplement or any other material relating to the offering of the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof (including, without limitation, any prospectus delivery requirements or antifraud provisions) and which will not impose any obligations on Mexico except as contained in this Agreement.

(i)      Without prejudice to the provisions of Section 1(b) above and except for registration under the Act and compliance with the rules and regulations thereunder and the qualification of the Notes for offer and sale under the laws of such jurisdictions as Mexico and the Agents may agree pursuant to Section 4(e), Mexico shall not have any responsibility for, and each Agent severally agrees with Mexico that each such Agent and its respective affiliates will obtain, any consent, approval or authorization required by them for the purchase, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any jurisdiction to which they are subject or in or from which they make such purchase, offer, sale or delivery of any of the Notes.

(j)      Notes in bearer form (“Bearer Notes”) are subject to United States tax law requirements. Accordingly, each Agent and Purchaser represents and agrees to the following: (i) except to the extent permitted under U.S. Treas. Reg. § 1.163–5(c)(2)(i)(D) (the “D Rules”), (A) it has not offered or sold, and during the restricted period will not offer or sell, Bearer Notes to a person who is within the United States or its possessions or to a United States Person, and (B) it has not delivered and will not deliver within the United States or its possessions definitive Bearer Notes that are sold during the restricted period; (ii) it represents and agrees that it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Notes are aware that such Bearer Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States Person, except as permitted by the D Rules; (iii) if it is a United States Person, it represents that it is acquiring the Bearer Notes for purposes of resale in connection with their original issuance and if it retains Bearer Notes for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. § 1.163–5(c)(2)(i)(D)(6); and (iv) with respect to each affiliate that acquires from it Bearer Notes for the purpose of offering or selling such Bearer Notes during the restricted period, it either (A) repeats and confirms the representations and agreements contained in clauses (i), (ii) and (iii) on such affiliate’s behalf or (B) agrees that it will obtain from such affiliate for Mexico’s benefit the representations and agreements contained in clauses (i), (ii) and (iii). In addition, each Agent represents and agrees that it has not entered and will not enter into any contractual arrangement with any distributor (as that term is defined for purposes of the D Rules) with respect to the distribution of Bearer Notes, except with its affiliates or with the prior written consent of Mexico. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

4.     Covenants. Mexico agrees with you that:

(a)     Prior to the termination of the offering of the Notes (including by way of resale by a Purchaser of Notes), Mexico will not file any amendment of the Registration Statement or supplement to the Prospectus (except for (i) periodic or current reports filed under the Exchange Act, (ii) a supplement relating to any offering of Notes providing solely for the specification of or a change in the maturity dates, interest rates, issuance prices or other terms of any Notes or (iii) a supplement relating to an offering of Securities other than the Notes) unless Mexico has furnished each of you a copy for your review prior to filing and given each of you a reasonable opportunity to comment on any such proposed amendment or supplement. Subject to the foregoing sentence, in connection with an issue of Notes being offered in the United States or being resold into the United States within the period during which a prospectus is required to be delivered, Mexico will cause each supplement to the Prospectus to be filed with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to you of such filing. Mexico will promptly advise each of you (i) when the Prospectus, and any supplement thereto, shall have been filed with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of any offering of Notes, any amendment of the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission for any amendment of the Registration Statement or supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (v) of the receipt by Mexico of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Mexico will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(b)     If, at any time when a prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it shall be necessary to amend the Registration Statement or to supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, Mexico promptly will (i) notify each of you to suspend solicitation of offers to purchase Notes (and, if so notified by Mexico, each of you shall forthwith suspend such solicitation and cease using the Prospectus as then supplemented), (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement which will correct such statement or omission or effect such compliance and (iii) supply any supplemented Prospectuses to each of you in such quantities as you may reasonably request; provided, however, that in the event that any Agent is required to deliver a prospectus relating to any Notes at any time nine months or more after the Closing Date with respect to such Notes, such Agent shall reimburse Mexico for its reasonable and documented out-of-pocket expenses (including the legal fees and disbursements of its counsel) in connection with the preparation and filing of such amendment or supplement and the furnishing to such Agent of such supplemented Prospectuses. Mexico’s obligations to update the Prospectus pursuant to Sections 4(l), 4(m) and 4(n) hereof, including payment of any expenses incurred by Mexico in connection therewith, shall not be affected by the preceding sentence.

If such amendment or supplement, and any documents, certificates and opinions furnished to each of you pursuant to paragraph (j) of this Section 4 in connection with the preparation or filing of such amendment or supplement are satisfactory in all respects to you, you will, upon the filing of such amendment or supplement with the Commission and upon the effectiveness of an amendment to the Registration Statement, if such an amendment is required, resume your obligation to solicit offers to purchase Notes hereunder.

(c)     Mexico will make generally available to its security holders in the United States and to each of you as soon as practicable, a statement of Mexico’s revenues and expenditures for the first full fiscal year commencing after the date hereof which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(d)     Mexico will furnish to each of you and your counsel, without charge, copies of the Registration Statement (including exhibits and all amendments thereto) and, so long as delivery of a prospectus may be required by the Act, as many copies of the Prospectus and any supplement thereto as you may reasonably request.

(e)     Mexico will arrange for the qualification of the Notes for sale under the laws of such jurisdictions of the United States and Canada as any of you may designate and such other jurisdictions as Mexico and you shall agree upon and will maintain such qualifications in effect so long as required for the distribution of the Notes; provided, however, that in connection therewith Mexico shall not be required to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not at the date hereof subject.

(f)     So long as any of the Notes are outstanding, Mexico will furnish to each of you copies of all reports filed by it with the Commission.

(g)     So long as any of the Notes are outstanding, Mexico will furnish to each of you upon request, as soon as practicable after the availability thereof, copies of Mexico’s annual federal budget and revenue law.

(h)     So long as any of the Notes are outstanding, Mexico will obtain and maintain in full force and effect all governmental approvals which may be necessary under the laws of Mexico for the performance of Mexico’s obligations under the Notes or for the validity or enforceability thereof or hereof and duly take all necessary and appropriate governmental and administrative action in Mexico in order to permit all payments to be made under the Notes in accordance with their terms including, without limitation, causing that payments made pursuant to the Notes be included in Mexico’s Annual Federal Budget.

(i)     Mexico will file an application to register the Notes with the Special Section of the Registro Nacional de Valores (the “National Registry”) maintained by the Comisión Nacional Bancaria y de Valores (the “National Banking and Securities Commission”) and will, if requested, provide evidence to you of such filing.

(j)     So long as any of the Notes are outstanding Mexico shall furnish to each Agent such information and publicly available documents relating to the finances, operations and affairs of Mexico, the Registration Statement, the Prospectus, and any amendments thereof or supplements thereto, the Fiscal Agency Agreement, the Authorization, the Notes, this Agreement and the performance by Mexico and the Agents of their respective obligations hereunder and thereunder as such Agent may from time to time and at any time prior to the termination of this Agreement reasonably request in connection with its customary investigation of Mexico and the Notes.

(k)     Unless otherwise specified in the applicable Terms Agreement, Mexico shall, whether or not any sale of the Notes is consummated, pay all expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including the fees and disbursements of its counsel, the cost of printing or other production and delivery of the Registration Statement, the Prospectus, all amendments thereof and supplements thereto, the cost of preparing, printing, packaging and delivering the Notes, the fees and disbursements, other than the fees and disbursements of your counsel, incurred in compliance with Section 4(e), the fees and disbursements of the Fiscal Agent, the fees of any agency that rates the Notes, the filing fees incident to any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Notes and the fees relating to the registration of the Notes with the National Registry.

(l)     As soon as is reasonably practicable but not later than ten months after the close of each fiscal year of Mexico beginning with the 2003 fiscal year, Mexico will file an Annual Report on Form 18-K with the Commission.

(m)     Mexico will file Reports on Form 18-K/A amending its Annual Report on Form 18-K to add such exhibits as agreed by Mexico with the Securities and Exchange Commission pursuant to the letter dated November 15, 1993, as and if amended or supplemented.

(n)     As soon as practicable after the occurrence of a material adverse development in the affairs of Mexico, Mexico will incorporate into the Registration Statement disclosure regarding such material adverse development by filing a Report on Form 18-K/A amending its Annual Report on Form 18-K.

(o)     Each acceptance by Mexico of an offer to purchase Notes will be deemed to be an affirmation that its representations and warranties contained in this Agreement are true and correct at the time of such acceptance, as though made at and as of such time, and a covenant that such representations and warranties will be true and correct at the time of delivery to the purchaser of the Notes relating to such acceptance, as though made at and as of such time (it being understood that for purposes of the foregoing affirmation and covenant such representations and warranties shall relate to the Registration Statement and Prospectus as amended or supplemented at each such time). Each such acceptance by Mexico of an offer for the purchase of Notes shall be deemed to constitute an additional representation, warranty and agreement by Mexico that, as of the settlement date for the sale of such Notes, after giving effect to the issuance of such Notes, of any other Notes to be issued on or prior to such settlement date and of any other Securities to be issued and sold by Mexico on or prior to such settlement date, the aggregate amount of Securities (including any Notes) which have been issued and sold by Mexico will not exceed the amount of Securities registered pursuant to the Registration Statement. Mexico will inform you promptly upon your request of the aggregate amount of Securities registered under the Registration Statement which remain unsold.

(p)     Each time that the Registration Statement or the Prospectus is amended or supplemented (other than by an amendment or supplement relating to any offering of Securities other than the Notes or providing solely for the specification of or a change in the maturity dates, the interest rates, the issuance prices or other terms of any Notes sold pursuant hereto), Mexico will deliver or cause to be delivered promptly to each of you certificates of an official named in a certificate of delegation of authority, dated the date of the effectiveness of such amendment or the date of the filing of such supplement, in form reasonably satisfactory to you, of the same tenor as the certificates referred to in Sections 5(f) and 5(g) with such changes as may be necessary to reflect any amended and supplemental financial information including or incorporated by reference in the Registration Statement and the Prospectus as amended and supplemented to the date of such certificate.

(q)     Each time that the Registration Statement or the Prospectus is amended or supplemented (other than by an amendment or supplement (i) relating to any offering of Securities other than the Notes, (ii) providing solely for the specification of or a change in the maturity dates, the interest rates, the issuance prices or other terms of any Notes sold pursuant hereto or (iii) setting forth or incorporating by reference financial, economic, statistical or other information, unless, in the case of clause (iii) above, in the reasonable judgment of any of you, such financial, economic, statistical or other information are of such a nature that an opinion of counsel should be furnished), Mexico shall furnish or cause to be furnished promptly to each of you a written opinion of the Fiscal Attorney or the Deputy Fiscal Attorney for Financial Affairs of the Federation of Mexico, the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit or such other counsel as is satisfactory to each of you, dated the date of the effectiveness of such amendment or the date of the filing of such supplement, in form satisfactory to each of you, of the same tenor as the opinion referred to in Section 5(b) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of the effectiveness of such amendment or the filing of such supplement or, in lieu of such opinion, counsel last furnishing such an opinion to you may furnish each of you with a letter to the effect that you may rely on such last opinion to the same extent as though it were dated the date of such letter authorizing reliance (except that statements in such last opinion will be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of the effectiveness of such amendment or the filing of such supplement).

(r)     During the period, if any, specified in any Terms Agreement, Mexico shall not, without the prior consent of the Purchaser thereunder, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities constituting External Indebtedness of Mexico (other than any External Indebtedness with an original maturity of one year or less, the Notes being sold pursuant to such Terms Agreement and any other debt securities described in such Terms Agreement).

(s)     Mexico shall not default in its obligations to deliver Notes to a purchaser whose offer it has accepted.

(t)     Each time Mexico issues Notes hereunder and under the Fiscal Agency Agreement, such issuance will comply with, and will be within the limits set forth in, Mexico’s Federal Revenue Law for the respective year.

(u)     Unless otherwise set forth in the applicable Pricing Supplement, Mexico will use its best efforts to obtain listing of all of the Notes on the Luxembourg Stock Exchange, to furnish to such Exchange all documents, information and undertakings that may be reasonably necessary in order to effect such listing, and to cause such listing to be continued so long as any of the Notes remains outstanding.

(v)     Neither Mexico nor any person acting on its behalf will engage in any directed selling efforts in the United States with respect to Notes which are to be offered and sold pursuant to a Non-U.S. Offering.

(w)      In respect of any Notes which must be redeemed before the first anniversary of the date of their issue, Mexico will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA): (i) each relevant Agent represents, warrants and agrees in the terms set forth in Section 3(b); and (ii) the redemption value of each such Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

5.     Conditions to the Obligations of the Agents. The obligations of each Agent to solicit offers to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of Mexico contained herein as of the Execution Date, on the Effective Date, when any supplement to the Prospectus is filed with the Commission and as of each Closing Date, to the accuracy in all material respects of the statements of Mexico made in any certificates pursuant to the provisions hereof, to the performance by Mexico of its obligations hereunder and to the following additional conditions:

(a)     No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened;

(b)     Mexico shall have furnished to each Agent an opinion, in form and substance reasonably satisfactory to the Agents, of the Fiscal Attorney or the Deputy Fiscal Attorney for Financial Affairs of the Federation dated the Execution Date (or, in the case of any applicable Terms Agreement, of either the Fiscal Attorney of the Federation or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit dated as of the Closing Date) to the effect that:

(i) Mexico has full power and authority to perform and comply with the terms and provisions of this Agreement, the Fiscal Agency Agreement, the Authorization and, if the opinion is being given pursuant to Section 2(b) hereof on account of Mexico having entered into a Terms Agreement, the applicable Terms Agreement; this Agreement, any applicable Terms Agreement, the Fiscal Agency Agreement and the Authorization have been duly authorized, executed and delivered by Mexico and, assuming that each of this Agreement, any applicable Terms Agreement and the Fiscal Agency Agreement constitutes a valid and legally binding agreement under New York law, each of this Agreement, any applicable Terms Agreement and the Fiscal Agency Agreement constitutes a valid and legally binding agreement, enforceable in accordance with its terms, subject to moratorium or similar laws of general applicability relating to or affecting creditors’ rights;

(ii) the Notes have been duly authorized in accordance with the laws of Mexico; when executed, issued and delivered in accordance with the laws of Mexico, authenticated in accordance with the provisions of the Fiscal Agency Agreement and the Authorization and delivered to and paid for by the purchasers thereof in accordance with the terms hereof, the Notes will be duly executed, issued and delivered in accordance with the laws of Mexico and Mexico will have full power and authority to perform and comply with the terms and provisions of the Notes and the Notes will constitute valid, legally binding, direct, general and unconditional External Indebtedness (as defined herein) of Mexico enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement; such obligations shall not in any way be legally affected or impaired as a result of any use to be made by Mexico of the proceeds received by it from the sale of the Notes; all necessary action by the Executive Branch of Mexico in connection with the Notes has been duly taken, including the issuance of the Decrees of the President of Mexico to the Ministry of Finance and Public Credit with respect to the issuance of the Notes, dated November 3, 1993, August 5, 1994, November 15, 1995, April 1, 1998, January 10, 2000, December 27, 2001 and November 12, 2003; and the Notes will rank pari passu, without any preference among themselves, with all other unsecured and unsubordinated External Indebtedness of Mexico;

(iii) neither the execution and delivery of the Fiscal Agency Agreement, the Authorization, the Notes, this Agreement or any applicable Terms Agreement, nor the consummation ofthe transactions therein or herein contemplated nor compliance with the terms and provisions thereof or hereof, including performance of each of the obligations contained in the Notes (A) will conflict with, violate or result in a breach of the Political Constitution of Mexico or any law, rule or administrative regulation of or applicable to Mexico (including without limitation the Federal Revenue Law for the Fiscal Year 2003 (or, in the case of any applicable Terms Agreement, the Federal Revenue Law for the year of the Closing Date)), (B) will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention, material agreement or material instrument to which Mexico is a party or by which Mexico is bound or constitute a default thereunder or (C) will result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of Mexico under any such agreement or instrument;

(iv) the Registration Statement and the Prospectus and their filing with the Commission have been duly authorized by and on behalf of Mexico, and the Registration Statement, as amended, has been duly executed by and on behalf of Mexico; the information in the Registration Statement and the Prospectus stated on the authority of public officials of Mexico has been stated in their official capacities thereunto duly authorized by Mexico; all statements with respect to or involving matters of Mexican law set forth in the Registration Statement and the Prospectus are true and correct in all material respects;

(v) all authorizations, approvals and consents (which shall be specified in such opinion and certified copies of which shall be furnished to the United States counsel to the Agents and the Mexican counsel to the Agents) from all governmental authorities in Mexico that are necessary for the execution and delivery of this Agreement, the Fiscal Agency Agreement, the Authorization and any applicable Terms Agreement, and for the execution, issuance, sale and delivery of the Notes hereunder and the performance by Mexico of the covenants contained in the Notes have been obtained; once the Notes are issued, a notice is required to be filed by Mexico with the National Banking and Securities Commission; provided, however, that the failure to effect such notice shall not affect Mexico’s obligations under the Notes;

(vi) under the laws of Mexico, neither Mexico nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise), except that under Article 4 of the Federal Code of Civil Procedures of Mexico, attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against property of Mexico;

(vii) the choice of New York law in this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any applicable Terms Agreement and the Notes is a valid choice of law under the laws of Mexico and, accordingly, would be recognized and applied by the courts of Mexico if this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any Terms Agreement or any of the Notes or any claim made thereunder is brought before any such court (provided that in any proceedings in Mexico for the enforcement of this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any Terms Agreement or the Notes, a Mexican court would apply Mexican procedural law in such proceedings); the irrevocable submission of Mexico pursuant to Section 15 hereof to the jurisdiction of any state or federal court in The Borough of Manhattan, The City of New York, in respect of any action by any Agent, or by any persons controlling such Agent, arising out of or based upon this Agreement and the waiver by Mexico of any objection to the venue of any such proceeding in any such court are legal, valid and binding; the waiver by Mexico pursuant to Section 15 hereof of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity but excluding attachment prior to judgment or attachment in aid of execution in Mexico) or to any right to which it may be entitled, based upon place of residence or domicile, is legal, valid and binding; the appointment of Mexico’s Consul General in The City of New York as agent to receive service of process on behalf of Mexico is legal, valid and binding; service of process effected in the manner set forth in Section 15 hereof, assuming its validity under

New York law, will be effective, insofar as Mexican law is concerned, to confer valid personal jurisdiction over Mexico; in addition, in accordance with article 104, fraccion III of the Political Constitution of Mexico, any action against Mexico arising out of or based on the Notes may be instituted by the holders of the Notes in any competent federal court in Mexico; any judgment obtained in a New York state or federal court sitting in The Borough of Manhattan, The City of New York, arising out of or in relation to the obligations of Mexico under this Agreement would be enforceable, subject to the limitations described in clause (vi) above, against Mexico in the courts of Mexico pursuant to Articles 569 and 571 of the Federal Code of Civil Procedures of Mexico and Article 1347A of the Commerce Code, which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(A) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of this Agreement;

(B) such judgment is strictly for the payment of a certain sum of money, provided that, under the Mexican Monetary Law, payments which should be made in Mexico in foreign currency, whether by agreement or upon a judgment of a Mexican court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(C) service of process was made personally on Mexico or on the appropriate process agent;

(D) such judgment does not contravene Mexican public policy or laws;

(E) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), is complied with; and

(F) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction;

(viii) to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any applicable Terms Agreement or the Notes, it is not necessary that this Agreement, the Fiscal Agency Agreement, any Terms Agreement or the Notes or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in Mexico, or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any Terms Agreement or the Notes, or any other document, provided that, in the event any legal proceedings are brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation;

(ix)     there is no tax, levy, deduction, charge or withholding imposed by Mexico or any political subdivision thereof either (A) on or by virtue of the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto), any Terms Agreement or the Notes or (B) on any payment to be made by Mexico hereunder or any payment of principal, premium, if any, or interest, if any, on any Note, provided that such Note is held by an individual who is not a resident of Mexico or by a non-Mexican corporation directly and not through a permanent establishment thereof in Mexico;

(x)     this Agreement, the Fiscal Agency Agreement, the Authorization, any Terms Agreement and the Notes are in proper legal form under the laws of Mexico for the enforcement thereof against Mexico under the laws of Mexico, provided that, in the event any legal proceedings are brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation; and

(xi)     the information contained in the Prospectus Supplement under the caption “Taxation—Mexican Taxation” fairly summarizes the provisions of Mexican tax law therein described.

In rendering such opinion, such counsel may rely, without independent investigation on its part, as to all matters governed by United States Federal and New York law upon the opinion or opinions referred to under subsection (c) below;

(c)     Each Agent shall have received from Cleary, Gottlieb, Steen & Hamilton, United States counsel to Mexico, such opinion or opinions, dated the Execution Date in form and substance reasonably satisfactory to the Agents, to the effect that:

(i)     this Agreement and any applicable Terms Agreement have been duly executed and delivered by Mexico;

(ii)     the Fiscal Agency Agreement and the Authorization have been duly executed and delivered by Mexico and, assuming due authorization, execution and delivery of the Fiscal Agency Agreement by the Fiscal Agent, are valid, binding and enforceable obligations of Mexico, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity (whether considered in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights;

(iii)     assuming due authorization, execution and delivery by Mexico of each Sub-Authorization required by the Authorization and of the Notes against payment therefor, and assuming due authentication, execution and delivery of the Notes by the

Fiscal Agent, the Notes will be the valid, binding and enforceable obligations of Mexico, entitled to the benefits of the Fiscal Agency Agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity (whether considered in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights;

(iv) the issuance and sale of the Notes by Mexico pursuant to this Agreement and any applicable Terms Agreement and the performance by Mexico of its obligations in this Agreement, the Fiscal Agency Agreement, the Notes and the Authorization do not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in such counsel’s experience is normally applicable in relation to transactions of the type contemplated by this Agreement, the Fiscal Agency Agreement, the Authorization and the Notes, except such as have been obtained or effected under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes under this Agreement (as to which such counsel need express no opinion);

(v) under the laws of the State of New York relating to submission to jurisdiction, Mexico has pursuant to Section 15 hereof validly and irrevocably submitted to the jurisdiction of any state or federal court located in The Borough of Manhattan, The City of New York, in any action arising out of or based upon this Agreement, has to the fullest extent permitted by applicable law validly and irrevocably waived any objection to the venue of any such action in any such court, and has validly and irrevocably appointed its Consul General in The City of New York as its authorized agent for the purpose described in Section 15 hereof; service of process effected in the manner set forth in Section 15 hereof will be effective to confer valid personal jurisdiction over Mexico in any such action; and the waiver by Mexico pursuant to Section 15 hereof of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) is valid, binding and enforceable under New York and federal law, subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976;

(vi) in the case of Notes sold in a Non-U.S. Offering pursuant to a Terms Agreement, no registration of the Notes under the Act and no qualification of an indenture under the Trust Indenture Act of 1939, as amended, of the United States of America are required for the offer and sale of the Notes in the manner contemplated by the Prospectus, the applicable Terms Agreement and this Agreement; in rendering such opinion, such counsel may assume the accuracy of the representations and warranties, and compliance with agreements, contained in this Agreement and the applicable Terms Agreement;

(vii) the statements set forth under the heading “Description of the Notes” in the Prospectus Supplement and “Description of the Securities—Debt Securities” in the Prospectus, insofar as such statements purport to summarize certain provisions of the Notes and the Fiscal Agency Agreement, provide a fair summary of such provisions; and

(viii)     the description of U.S. Federal tax consequences set forth under the caption “Taxation—United States Federal Taxation” in the Prospectus Supplement, insofar as such description purports to summarize federal laws of the United States referred to thereunder, constitutes a fair summary of the principal U.S. Federal tax consequences of an investment in the Notes.

In rendering such opinion, such counsel may state that (x) they have assumed that any documents referred to in their opinion and executed by Mexico have been duly authorized, executed and delivered pursuant to Mexican law; and (y) they have assumed that Mexico and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York). In addition, such counsel shall have furnished to each Agent a letter, dated the Execution Date, to the effect that:

 (i)     no information has come to such counsel’s attention that causes such counsel to believe that the Registration Statement, at the time it became effective, and the Prospectus, as of the date thereof, were not appropriately responsive in all material respects to the requirements of the Act and the rules and regulations thereunder;

(ii)     no information has come to such counsel’s attention that causes such counsel to believe that the Registration Statement, at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii)     no information has come to such counsel’s attention that causes such counsel to believe that the Prospectus, as of the date thereof and the Execution Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iv)     the Registration Statement is effective under the Act and, to the best of such counsel’s knowledge, no stop order with respect thereto has been issued, or proceeding for that purpose has been instituted or threatened, by the Commission.

Such counsel may state that in connection with the foregoing statements it expresses no view as to the financial and statistical data included in the Prospectus and the Registration Statement, the mining or petroleum reserve or production information therein nor the information included therein under the heading “Plan of Distribution—Distribution” in the Prospectus Supplement and under the caption “Plan of Distribution” in the Basic Prospectus. Such counsel may also state that they are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus (except to the extent expressly set forth in subsection (vii) or (viii) above) and that such counsel makes no representation that such counsel has independently verified the accuracy, completeness and fairness of such statements (except as aforesaid);

(d)     Each Agent shall have received from the Mexican counsel to the Agents, an opinion, dated the Execution Date, in form and substance reasonably satisfactory to the

Agents. In rendering such opinion, such Mexican counsel to the Agents may rely, without independent investigation on its part, as to all matters governed by United States Federal and New York law upon the opinion of the United States counsel to the Agents described in subsection (e) of this Section 5;

(e)     Each Agent shall have received from the United States counsel to the Agents, such opinion or opinions, dated the Execution Date, with respect to the issuance and sale of the Notes, the Fiscal Agency Agreement, the Authorization, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as the Agents may reasonably require, and Mexico shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such United States counsel to the Agents may rely, without independent investigation on its part, as to matters governed by Mexican law upon the opinion of the Fiscal Attorney of the Federation or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit described in subsection (b) of this Section 5 and the opinion of the Mexican counsel to the Agents described in subsection (d) of this Section 5;

(f)     Mexico shall have furnished to each Agent a certificate, signed by an official named in the Delegation of Authority, dated the Execution Date, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Prospectus, any supplement to the Prospectus and this Agreement and that:

(i)     the representations and warranties of Mexico in this Agreement are true and correct in all material respects on and as of such date with the same effect as if made on such date;

(ii)     Mexico has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied as a condition to the obligation of the Agents to solicit offers to purchase the Notes;

(iii)     no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of Mexico’s knowledge, threatened; and

(iv)     since the respective dates as of which information is given in the Prospectus as amended or supplemented there has been no material adverse change in or affecting the financial, economic, political or other condition of Mexico except as set forth in or contemplated by the Registration Statement and the Prospectus.

(g)     An official named in the Delegation of Authority shall have furnished to each Agent a certificate, dated the Execution Date, to the effect that as of its effective date, the Registration Statement and any further amendment thereto made by Mexico prior to the Execution Date did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading and that, as of their respective dates, the Prospectus and any further amendment or supplement thereto made by Mexico prior to the Execution Date did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and that, as of the Execution Date, neither the Registration

Statement nor the Prospectus or any further amendment or supplement thereto made by Mexico prior to the Execution Date contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing certification shall not apply to the statements contained under the caption “Plan of Distribution—Distribution” in the Prospectus Supplement and under the caption “Plan of Distribution” in the Basic Prospectus or any statements in or omissions from the Registration Statement or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to Mexico in writing by the Agents expressly for use in the Registration Statement or the Prospectus or any amendment or supplement thereto; and

(h)     Prior to the Execution Date, Mexico shall have furnished to each Agent such further information, certificates and documents as the Agents may reasonably request and the opinions and certificates mentioned above or elsewhere in this Agreement shall be in all material respects reasonably satisfactory in form and substance to the Agents and counsel for the Agents.

The documents required to be delivered by this Section 5 shall be delivered at the office of the United States counsel to Mexico, One Liberty Plaza, New York, New York 10006.

6.     Conditions to the Obligations of a Purchaser. The obligations of a Purchaser to purchase any Notes will be subject to the accuracy of the representations and warranties on the part of Mexico herein as of the date of the related Terms Agreement and as of the Closing Date for such Notes, to the performance and observance by Mexico of all covenants and agreements herein contained on its part to be performed and observed and to the following additional conditions precedent:

(a)     No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened;

(b)     In the case of Notes to be resold by the Purchaser at a fixed public offering price or, unless the Terms Agreement otherwise so states, in the case of Notes to be resold by the Purchaser at varying prices as agreed to between Mexico and the Purchaser in a Terms Agreement, the Purchaser shall have received, appropriately updated, (i) the opinion of either the Fiscal Attorney of the Federation or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit, dated as of the Closing Date, to the effect set forth in Section 5(b), (ii) the opinion of Cleary, Gottlieb, Steen & Hamilton, United States counsel to Mexico, dated as of the Closing Date, to the effect set forth in Section 5(c), (iii) the opinion of Mexican counsel to the Agents, dated as of the Closing Date, to the effect set forth in Section 5(d); (iv) the opinion of United States counsel to the Agents, dated as of the Closing Date, to the effect set forth in Section 5(e); (v) the certificate of an official named in the Delegation of Authority, dated as of the Closing Date, to the effect set forth in Section 5(f); and (vi) the certificate of an official named in the Delegation of Authority, dated as of the Closing Date, to the effect set forth in Section 5(g); and

(c)     Prior to the Closing Date, Mexico shall have furnished to the Purchaser such further information, certificates and documents as the Purchaser may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement and the applicable Terms Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement or such Terms Agreement and required to be delivered to the Purchaser pursuant to the terms hereof or thereof (other than any such opinions or certificates delivered to and accepted by the Agents prior to the date of the applicable Terms Agreement) shall not be in all material respects reasonably satisfactory in form and substance to the Purchaser and its counsel, such Terms Agreement and all obligations of the Purchaser thereunder and with respect to the Notes subject thereto may be canceled at, or at any time prior to, the respective Closing Date by the Purchaser. Notice of such cancellation shall be given to Mexico in writing or by telephone or telegraph confirmed in writing.

7.     Right of Person Who Agreed to Purchase to Refuse to Purchase. (a) Mexico agrees that any person who has agreed to purchase and pay for any Note pursuant to a solicitation by any of the Agents shall have the right to refuse to purchase such Note if, at the Closing Date therefor, any condition set forth in Sections 5 or 6, except for Sections 6(b) and 6(c), shall not have been satisfied.

(b)     Mexico agrees that any person who has agreed to purchase and pay for any Note pursuant to a solicitation by any of the Agents shall have the right to refuse to purchase such Note if, subsequent to the agreement to purchase such Note, any change, condition or development specified in Section 9(b)(ii) shall have occurred (with the judgment of the Agent which presented the offer to purchase such Note being substituted for any judgment of a Purchaser required therein) the effect of which is, in the judgment of the Agent which presented the offer to purchase such Note, so material and adverse as to make it impractical or inadvisable to proceed with the sale and delivery of such Note (it being understood that under no circumstance shall any such Agent have any duty or obligation to Mexico or to any such person to exercise the judgment permitted to be exercised under this Section 7(b) and Section 9(b)).

8.     Indemnification and Contribution. (a) Mexico agrees to indemnify and hold harmless each of you, the directors, officers, employees and agents of each of you and each person who controls each of you within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which you, they or any of you or them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses, as incurred, reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) Mexico will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Mexico by any of you specifically for inclusion therein and (ii) such indemnity with respect to any preliminary prospectus or the Prospectus shall not inure to the benefit of any indemnified party from whom the person asserting such loss, claim, damage or liability purchased the Notes which are the subject thereof if such person did not receive a copy of the Prospectus (or an amendment or supplement to the Prospectus) at or prior to the confirmation of the sale of such Notes to such person in any case where such delivery is required by the Act and the untrue statement or omission of a material fact contained in such preliminary prospectus or Prospectus was corrected in the Prospectus (or an amendment or supplement to the Prospectus). This indemnity agreement will be in addition to any liability which Mexico may otherwise have.

Mexico further agrees to indemnify and hold harmless each Agent against any requirement under the laws of Mexico to pay any stamp or similar taxes in connection with any issuance of the Notes to such Agent by Mexico.

(b)     Each of you agrees to indemnify and hold harmless Mexico and each of its officials, including its authorized representative in the United States, who signs the Registration Statement to the same extent as the foregoing indemnity from Mexico to you, but only with reference to written information relating to such of you furnished to Mexico by such of you specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which you may otherwise have.

(c)     Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent will be not unreasonably withheld. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)     In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, Mexico and each of you agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which Mexico and one or more of you may be subject in such proportion as is appropriate to reflect the relative benefits received by Mexico and by each of you from the offering of the Notes from which such Losses arise; provided, however, that in no case shall any of you be responsible for any amount in excess of the commissions received by such of you in connection with the sale of Notes from which such Losses arise (or, in the case of Notes sold pursuant to a Terms Agreement, the aggregate commissions or underwriting discounts payable pursuant thereto). If the allocation provided by the immediately preceding sentence is unavailable for any reason, Mexico and each of you shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Mexico and of each of you in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by Mexico shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) of the Notes from which such Losses arise, and benefits received by each of you shall be deemed to be equal to the total commissions received by such of you in connection with the sale of Notes from which such Losses arise (or, in the case of Notes sold pursuant to a Terms Agreement, the aggregate commissions or underwriting discounts payable pursuant thereto). Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by Mexico or any of you. Mexico and each of you agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls any of you within the meaning of the Act or the Exchange Act and each director, officer, employee and agent of any of you shall have the same rights to contribution as you and each official of Mexico who shall have signed the Registration Statement shall have the same rights to contribution as Mexico, subject in each case to the applicable terms and conditions of this paragraph (d).

9.     Termination. (a) This Agreement will continue in effect until terminated as provided in this Section 9. This Agreement may be terminated either by Mexico as to any Agent or by any of you insofar as this Agreement relates to any Agent, by giving written notice of such termination to such Agent or Mexico, as the case may be. This Agreement shall so terminate at the close of business on the first business day following the receipt of such notice by the party to whom such notice is given. In the event of such termination, no party shall have any liability to the other party hereto, except as provided in the fourth paragraph of Section 2(a), Section 4(k), Section 8 and Section 10.

(b)     Each Terms Agreement shall be subject to termination in the absolute discretion of the Purchaser, by notice given to Mexico prior to delivery of any payment for any Note to be purchased thereunder, if prior to such time:

(i)     In the case of Notes sold pursuant to a Non-U.S. Offering: in the opinion of the Purchaser (or if there is more than one Purchaser, the lead Purchaser), after consultation with Mexico, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market; or

(ii)     In the case of Notes sold pursuant to all other offerings:

(A)     there shall have occurred, subsequent to the date of such Terms Agreement, any material adverse change in or affecting the financial, economic, political or other condition, or foreign exchange controls, of Mexico otherwise than as set forth in or contemplated by the Prospectus the effect of which is, in the reasonable judgment of the Purchaser, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of such Notes, or there shall have occurred, subsequent to the date of such Terms Agreement, any prospective material adverse change in or affecting the financial, economic, political or other condition, or foreign exchange controls, of Mexico, otherwise than as set forth in or contemplated by the Prospectus, that, in the reasonable judgment of the Purchaser, has had so material and adverse an impact on the market for Mexico’s securities as to make it impractical or inadvisable to proceed with the offering or delivery of such Notes;

(B)     there shall have been, subsequent to the date of such Terms Agreement, (1) any downgrading in the rating accorded Mexico’s debt securities by Standard & Poor’s Corporation or, in the event Standard & Poor’s Corporation is no longer rating the debt securities of Mexico, another nationally recognized statistical rating agency as reasonably agreed upon by Mexico and the Agents or (2) any public announcement that the rating of any of Mexico’s debt securities is under surveillance or review, with possible negative implications, by Standard & Poor’s Corporation or, such other rating agency, as aforesaid, except that if the applicable Terms Agreement so specifies, this Section 9(b)(ii)(B) will not apply;

(C)     trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such Exchange;

(D)     trading of any securities of Mexico shall have been formally suspended on any exchange or in any over-the-counter market outside Mexico;

(E)     a general moratorium on commercial banking activities in New York or Mexico shall have been declared by either United States or New York State authorities or authorities of Mexico, respectively;

(F)     a material disruption of the settlement or clearance of debt securities in the United States, Europe or Mexico shall occur and continue until at least the business day preceding the applicable Closing Date, and such event shall make it impractical to proceed with the delivery of such Notes; or

(G)     there shall have occurred any outbreak or escalation of hostilities involving the United States or Mexico or the declaration by the United States or Mexico of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the reasonable judgment of the Purchaser, impracticable or inadvisable to proceed with the offering or delivery of such Notes as contemplated by the Prospectus.

10.     Survival of Certain Provisions. The respective agreements, representations, warranties, indemnities and other statements of Mexico or its officers and of you set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of you or Mexico or any of the directors, officers, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 4(k) and 8 hereof shall survive the termination or cancellation of this Agreement. The provisions of this Agreement (including without limitation Section 7 hereof) applicable to any purchase of a Note for which an agreement to purchase exists prior to the termination hereof shall survive any termination of this Agreement. If at the time of termination of this Agreement any Purchaser shall own any Notes with the intention of selling them, the provisions of Section 4 shall remain in effect until such Notes are sold by the Purchaser.

11.     Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to any of you, will be mailed, delivered or telexed or telecopied and confirmed to such of you, at the address specified in Annex I hereto; or, if sent to Mexico, will be mailed, delivered or telexed or telecopied and confirmed to it at:

United Mexican States
Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México, D.F. 06000
México

Facsimile No.: 011-52-55-9158-1156
Attention: Deputy Undersecretary for Public Credit

12.     Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors, the directors, officers, employees, agents and controlling persons referred to in Section 8 hereof and, to the extent provided in Section 7, any person who has agreed to purchase Notes, and no other person will have any right or obligation hereunder.

13.     Applicable Law. This Agreement will be governed by and construed in accordance with the law of the State of New York, except that all matters governing authorization and execution of this Agreement by Mexico will be governed by the law of Mexico.

14.     English Documents. All documents to be delivered under this Agreement by Mexico shall be in the English language or accompanied by an English translation.

15.     Appointment of Agent for Service. Mexico hereby appoints its Consul General in New York City and his successors as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action by any Agent, or by any persons controlling such Agent, arising out of or based upon this Agreement which may be instituted in any state or federal court in The Borough of Manhattan, The City of New York (the “Specified Courts”). Each of the parties hereto irrevocably submits to the jurisdiction of the Specified Courts in respect of any such action, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such action in the Specified Courts and waives any right to which it may be entitled on account of residence or domicile. Mexico will maintain at all times in The Borough of Manhattan, The City of New York, a person acting as or discharging the function of Consul General as long as any of the Notes remain outstanding or, if such person shall not be maintained, Mexico will appoint CT Corporation System to act as its process agent as provided herein. Mexico will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent at 27 East 39th Street, New York, New York 10016, and written notice of such service mailed or delivered to Mexico at its address set forth in Section 11 hereof shall be deemed, in every respect, effective service of process upon Mexico. Notwithstanding the foregoing, any such action may be instituted in any competent court in Mexico. Mexico hereby irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any such action in the Specified Courts or in any competent court in Mexico, except that under Article 4 of the Federal Code of Civil Procedure of Mexico attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against property of Mexico.

16.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Selling Agency Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

THE UNITED MEXICAN STATES

By:_____________________________ Name: Silvia Eugenia Rocha Torres
Title:	Deputy Director General of Legal Procedures of Credit of
the Ministry of Finance and Public Credit

CITIGROUP GLOBAL MARKETS INC. By:_________________________________ Name: Title:	CITIGROUP GLOBAL MARKETS LIMITED By:_________________________________ Name: Title:

CREDIT SUISSE FIRST BOSTON LLC By:_________________________________ Name: Title:	CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED By:_________________________________ Name: Title:

GOLDMAN, SACHS & CO. By:_________________________________ (Goldman, Sachs & Co.)	GOLDMAN SACHS INTERNATIONAL By:_________________________________ Name: Title:

J.P. MORGAN SECURITIES INC. By:___________________________________ Name: Title:	J.P. MORGAN SECURITIES LTD. By:_________________________________ Name: Title:

LEHMAN BROTHERS INC. By:___________________________________ Name: Title:	LEHMAN BROTHERS INTERNATIONAL (EUROPE) By:_________________________________ Name: Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED By:___________________________________ Name: Title:	MERRILL LYNCH INTERNATIONAL By:_________________________________ Name: Title:

MORGAN STANLEY & CO. INCORPORATED By:___________________________________ Name: Title:	MORGAN STANLEY & CO. INTERNATIONAL LIMITED By:_________________________________ Name: Title:

UBS SECURITIES LLC By:_____________________________ Name: Title:	UBS LIMITED By:_____________________________ Name: Title:

By:_____________________________ Name: Title:	By:_____________________________ Name: Title:

Annex 1

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013	Citigroup Global Markets Limited Citigroup Center Canada Square, Canary Wharf London E14 5LB, England

Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010	Credit Suisse First Boston (Europe) Limited One Cabot Square London E14 4QJ, England

Goldman, Sachs & Co. 85 Broad Street New York, NY 10004	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB, England

J.P. Morgan Securities Inc. 270 Park Avenue, 7th Floor New York, NY 10017	J.P. Morgan Securities Ltd. 125 London Wall London EC2Y 5AJ, England

Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019	Lehman Brothers International (Europe) 25 Bank Street Canary Wharf London E14 5LE, England

Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower New York, NY 10080	Merrill Lynch International Ropemaker Place 25 Ropemaker Street London EC2Y 9LY, England

Morgan Stanley & Co. Incorporated 1585 Broadway, 2nd Floor New York, NY 10036	Morgan Stanley & Co. International Limited 25 Cabot Square Canary Wharf London E14 4QA, England

UBS Securities LLC 677 Washington Boulevard Stamford, CT 06912	UBS Limited 100 Liverpool Street London EC2M 2RH, England

Exhibit A

[FORM OF TERMS AGREEMENT]

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

[TITLE OF ISSUE]

[DATE]

Secretaría de Hacienda y Crédito Público
Dirección General de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México, D.F. 06000
México

Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement dated November [  ], 2003 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and Citigroup Global Markets Inc., Citigroup Global Markets Limited, Credit Suisse First Boston LLC, Credit Suisse First Boston (Europe) Limited, Goldman, Sachs & Co., Goldman Sachs International, J.P. Morgan Securities Inc., J.P. Morgan Securities Ltd., Lehman Brothers Inc., Lehman Brothers International (Europe), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, UBS Securities LLC and UBS Limited, as agents (the “Agents”), and as modified by the terms and conditions hereof, the undersigned (the “Purchasers”) [jointly and severally/severally and not jointly] agree to purchase, and Mexico agrees to sell, [the principal amount set forth in Annex I hereto of/[AMOUNT] principal amount of]1 [TITLE OF ISSUE] (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex [I/II] (the “Pricing Supplement”), at the Purchase Price set forth in the Pricing Supplement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:

1  Include if Purchasers’ obligations are several and not joint.

Payment:	The Purchasers will pay or cause to be paid to Mexico the net subscription monies for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the commissions referred to in the Pricing Supplement). Such payment shall be made in [CURRENCY] in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:

Period during which additional Notes may not be sold pursuant to Section 4(r) of the Selling Agency Agreement:	[None.]

Force Majeure Provision:	_____	Section 9(b)(i) of the Selling Agency Agreement

	_____	Section 9(b)(ii) of the Selling Agency Agreement

[Stabilization:	The Purchasers, for their own account may, to the extent permitted by applicable laws, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so the Purchasers shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and the Purchasers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Purchasers.]

Other Provisions:	[In connection with the purchase of the Notes by the Purchasers, as principals, for resale pursuant to Section 2(b) of the Selling Agency Agreement, Mexico hereby appoints each of the Purchasers that is not a party to the Selling Agency Agreement as an Additional Agent (as such term is defined in the Selling Agency Agreement) for the purpose of the transaction described herein.]

Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[PURCHASER] On behalf of each of the Purchasers

By:	_____________________________________
Name: Title:

Accepted:

UNITED MEXICAN STATES

By:	_____________________________________
Name: Title:

[Annex I][2]
[Purchaser	Principal Amount of Notes to be Purchased

[PURCHASER]	$[___________]
[PURCHASER]	[___________]
[PURCHASER]	[___________]
Total:	$[___________]]

2  Include if Purchasers’ obligations are several and not joint.